                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          RAVISENT TECHNOLOGIES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                          RAVISENT TECHNOLOGIES INC.

                           One Great Valley Parkway
                               Malvern, PA 19355
                                (800) 700-0362

Dear Stockholder:

  You are cordially invited to attend our annual meeting of stockholders which will be held on June 16, 2000 at 8:30 a.m., local time, at The Desmond Great Valley Hotel and Conference Center, One Liberty Blvd., Malvern, PA 19355.

  At the annual meeting you will be asked to consider and vote upon the following proposals: (i) to elect one (1) of our directors, (ii) to approve an amendment to our 1999 Stock Incentive Plan to increase the number of shares authorized for issuance over the term of the plan (prior to any future automatic increase) by an additional 500,000 shares, (iii) to approve an amendment to our 1999 Stock Incentive Plan to increase the amount by which the share reserve under the plan automatically increases at the beginning of each year from one percent (1%) of the total number of shares of our outstanding capital stock on the last trading day of each year to three percent (3%) and
(iv) to ratify the appointment of KPMG LLP as our independent auditors for fiscal year ending December 31, 2000.

  The enclosed proxy statement more fully describes the details of the business to be conducted at the annual meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each proposal.

  After reading the proxy statement, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope as promptly as possible but no later than June 16, 2000. If you decide to attend the annual meeting and would prefer to vote in person, please notify our Secretary that you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

  A copy of our 1999 annual report has been mailed concurrently herewith to all stockholders entitled to notice of and to vote at the annual meeting.

  We look forward to seeing you at the annual meeting.

                                          Sincerely yours,

                                          /s/ Francis E.J. Wilde III

                                          Francis E.J. Wilde III
                                          President and Chief Executive
                                           Officer

Malvern, Pennsylvania
May 15, 2000

                                   IMPORTANT

 Please mark, date and sign the enclosed proxy and return it at your earliest convenience in the enclosed postage-paid return envelope so that if you are unable to attend the annual meeting, your shares may be voted.

                          RAVISENT TECHNOLOGIES INC.

                           One Great Valley Parkway
                               Malvern, PA 19355
                                (800) 700-0362

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 16, 2000

TO OUR STOCKHOLDERS:

  Our annual meeting of stockholders will be held on Friday, June 16, 2000 at 8:30 a.m. Eastern Standard Time, at The Desmond Great Valley Hotel and Conference Center, One Liberty Blvd., Malvern, PA 19355 for the following purposes:

  1. To elect one director to serve for a three-year term ending in the year 2003 or until the successor is duly elected and qualified;

  2. To approve an amendment to our 1999 Stock Incentive Plan to increase the number of shares authorized for issuance over the term of the plan (prior to any future automatic increase) by an additional 500,000 shares;

  3. To approve an amendment to our 1999 Stock Incentive Plan to increase the amount by which the share reserve under the plan automatically increases at the beginning of each year from one percent (1%) of the total number of shares of our outstanding capital stock on the last trading day of each to three percent (3%);

  4. To ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2000; and

  5. To transact such other business as may properly come before our annual meeting and any adjournment or postponement thereof.

  Each of these matters are described in more detail in the enclosed proxy statement. Our board of directors has fixed the close of business on April 28, 2000 as the record date for the determination of which stockholders are entitled to notice of, and to vote at, our annual meeting and any postponement or adjournment thereof. Only stockholders of record as of the close of business on that date will be entitled to vote at our annual meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at our annual meeting will be available for inspection at our executive offices.

  All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

  YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,

                                                   /s/ Ned E. Barlas
                                          By: _________________________________
                                                       Ned E. Barlas
                                                         Secretary

Malvern, Pennsylvania
May 15, 2000

                          RAVISENT TECHNOLOGIES INC.

                           ONE GREAT VALLEY PARKWAY
                               MALVERN, PA 19355
                                (800) 700-0362

                                PROXY STATEMENT

  Your vote at our annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about our annual meeting and was prepared by our management for the board of directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about May 15, 2000. References in this proxy statement to "we," "our," and "us," collectively refer to RAVISENT Technologies Inc., a Delaware corporation and not to its U.S. or German subsidiaries.

                       GENERAL INFORMATION ABOUT VOTING

Who can vote?

  You can vote your shares of common stock if our records show that you owned the shares on April 28, 2000. A total of [16,191,022] shares of common stock held by 6,795 stockholders can vote at our annual meeting. You are entitled to one vote for each share of common stock you owned on that date. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

  Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at our annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. If the proxy card is properly signed and returned, the proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote FOR the director nominee and FOR each of the other proposals to be considered at the meeting.

What if other matters come up at the annual meeting?

  The matters described in this proxy statement are the only matters we know will be voted on at our annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

What if the annual meeting is postponed or adjourned and reconvened at a later date?

  The authority to vote your shares granted in the proxy card applies to any postponement of our annual meeting or any further session of such meeting if the initial session is adjourned, for example, as a result of a lack of a quorum at the scheduled meeting or if there were a disruption requiring the meeting to be suspended and continued at a later date.

Can I change my vote after I return my proxy card?

  Yes. At any time before the vote on a proposal, you can change your vote either by filing with our Secretary at our principal executive offices at One Great Valley Parkway, Malvern, Pennsylvania 19355, a written notice revoking your proxy card or by signing, dating and returning to us a new proxy card. We will honor the proxy card with the latest date. You may also revoke your proxy by attending our annual meeting and voting in person.


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

Can I vote in person at the annual meeting rather than by completing the proxy card?

  Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend our annual meeting and vote your shares in person.

What do I do if my shares are held in "street name"?

  If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

How are votes counted?

  We will hold our annual meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

  If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (so-called "broker nonvotes"), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nonroutine proposal. Abstentions are counted as negative votes.

  We may elect to use an automated system administered by our transfer agent to tabulate stockholder votes.

What vote is required to pass proposals at the meeting?

  An affirmative vote of a plurality of shares present or represented at our annual meeting and voting is required for the election of directors. An affirmative vote of a majority of shares present or represented at our annual meeting and entitled to vote is required to increase the number of shares reserved under our 1999 Stock Incentive Plan, to increase the amount by which the number of shares reserved under our 1999 Stock Incentive Plan automatically increases at the beginning of each year, to ratify KPMG LLP as our independent auditors and to pass other routine proposals which are presented at the meeting.

Who pays for this proxy solicitation?

  We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse these persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

  Our annual report for the fiscal year ended December 31, 1999 has been mailed concurrently with the mailing of the notice of our annual meeting and proxy statement to all stockholders entitled to notice of, and to vote at our annual meeting. Our annual report is not incorporated into this proxy statement and is not considered proxy soliciting material.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

  Our board of directors is divided into three classes with staggered three-year terms with each class consisting, as nearly as possible, of one-third of the total number of directors. The number of directors is determined from time to time by the board of directors and is currently fixed at five (5) members. A single class of directors is elected each year at our annual meeting. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified.

  One director is to be elected at this annual meeting to serve until the 2003 annual meeting, or until his or her successor is duly elected and qualified. The nominee has agreed to serve if elected and the board of directors has no reason to believe that he will be unable or unwilling to serve as a nominee or as a director if elected. In the event, however, that he is unable or unwilling to serve as a director at the time of the annual meeting, the proxies may be voted for any substitute nominee designated by the present board of directors or the proxy holders to fill such vacancy, or the size of our board of directors may be reduced in accordance with our bylaws.

  Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below. The candidate receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected as one of our directors. The proxies solicited by this proxy statement may not be voted for more than one (1) nominee.

  Set forth below is certain information concerning the nominee and the other incumbent directors:

DIrector to be Elected at the 2000 Annual Meeting

  Frederick J. Beste III. Mr. Beste has served as one of our directors since April 1999, and he previously served as one of our directors from May 1995 to April 1998. Mr. Beste has served as the President of the general partner of the NEPA/Mid-Atlantic family of venture capital partnerships since May 1985. From November 1981 to September 1984, Mr. Beste served as the chief executive officer of Kentucky Highlands Investment Corp. He also serves on a number of boards of directors, including: Allegheny Child Care Academy, Inc., Blue Rock Management Corporation, Delex Systems, Inc., Medtrex, Inc., Outdoor Venture Corporation, Form Design Corporation, Casecraft Corporation, NEPA II Management Corporation, MAVF III Management Corporation, Storeroom Solutions, Inc. and the NET Ben Franklin Technology Center. Mr. Beste holds a B.A. in Economics from Stetson University.

  Mr. Beste is a member of the compensation committee of the Board of Directors, but holds no other position or offices of the Company. Mr. Beste will be 54 years old on the date of the annual meeting.

Directors Whose Terms Expire in 2001

  Peter X. Blumenwitz. Mr. Blumenwitz has served as one of our directors since April 1999. Since August 1997, Mr. Blumenwitz has served as Assistant Director of Apax Partners & Co. Beteilgungsberatung A.G., a European private equity firm. From June 1993 to August 1997, Mr. Blumenwitz served as an Investment Manager for Technologieholding VC GmbH, a German venture capital firm and KBG, a quasi-governmental investment firm. Prior to June 1993, he served as a credit analyst for Allgemeine Kredit, a credit insurer based in Germany. Mr. Blumenwitz also serves on the boards of directors of ENBA p.l.c., Dublin, Ireland and iMediation S.A., Paris, France. Mr. Blumenwitz holds a B.S. in business administration from the Fachhochschule Munich.

  Francis E.J. Wilde III. Mr. Wilde joined us in August 1997 as our President and one of our directors. In April 1998, Mr. Wilde was appointed as our Chief Executive Officer. Prior to joining us, from March 1995 to

August 1997, Mr. Wilde served as Vice President of Academic Systems Corporation, an instructional software company. From January 1994 to March 1995, Mr. Wilde served as the Senior Vice President of Summa Graphics Corporation, a computer-aided design graphics peripherals company. From January 1993 to December 1993, Mr. Wilde served as the Chief Executive Officer of Collaborative Technology Corporation, an electronic meeting software company. Mr. Wilde holds a B.A. in Business Administration from Seton Hall University.

Directors Whose Terms Expire in 2002

  Walter L. Threadgill. Mr. Threadgill has served as one of our directors since January 1998. Since February 1996, Mr. Threadgill has served as General Managing Partner of Atlantic Coastal Ventures, L.P., a venture capital firm. Since June 1979, Mr. Threadgill has also served as President and Chief Executive Officer of Multimedia Broadcast Investment Corporation (or MBIC), a venture capital company specializing in broadcast financing. Prior to forming MBIC, Mr. Threadgill was Divisional Vice President of Fiduciary Trust Company in New York and Senior Vice President, Chief Operating Officer of United National Bank in Washington, D.C. He also serves on several boards of directors including: ICG Communications, Inc., Citywide Broadcasting, Inc. and Unisource Network Services, Inc. Mr. Threadgill holds a B.A. in Business Administration from Bernard M. Baruch College, City University of New York, an M.B.A. from Long Island University and an M.A. in International and Telecommunications Law from Antioch School of Law.

  Paul A. Vais. Mr. Vais has served as one of our directors since April 1998. Mr. Vais has been a Managing Director of Patricof & Co. Ventures, Inc., a venture capital firm, since March 1997. From March 1995 to December 1996, Mr. Vais served as Vice President of Enterprise Partners V.C., a venture capital firm. From October 1994 to March 1995, Mr. Vais served as a consultant for International Business Machines and several early stage companies, providing expertise in strategic marketing and technology development. Mr. Vais also worked at NeXT Computer, Inc., from July 1988 to October 1994, where he served as the Executive Director of Worldwide Marketing, and with Apollo Computer, an engineering workstation company. Mr. Vais serves as a director and is a member of the Office of the Chairman for LinuxCare and a director of Icarian, Inc., Oblix, Inc. and InfoLibria, Inc. Mr. Vais holds an B.A. in Computer Science from the University of California at Berkeley.

                               BOARD COMMITTEES

  Our board of directors held ten meetings during 1999. All directors attended 75% or more meetings of the board and the meetings of the committees of the board of directors on which they served.

  The audit committee currently consists of Walter Threadgill and Paul Vais and met one time during 1999. The audit committee reviews and supervises our financial controls, including the selection of our auditors, reviews the books and accounts, meets with our officers regarding our financial controls, acts upon recommendations of auditors and takes further actions as the audit committee deems necessary to complete an audit of our books and accounts, as well as other matters that may come before it or as directed by the board.

  The compensation committee currently consists of Frederick Beste and Paul Vais and met numerous times during 1999. The compensation committee reviews and approves the compensation and benefits for our executive officers, administers our stock plans and performs other duties as may from time to time be determined by the board.

                             DIRECTOR COMPENSATION

  Directors who are not currently employees of the Company are eligible to receive discretionary option grants and stock issuances under our 1999 Stock Incentive Plan for their service on the board of directors. These directors were entitled to each receive an option to purchase 20,000 shares upon the closing of our initial public offering in July 1999, and will each receive grants of 5,000 options at each annual meeting of stockholders while they serve as directors, including the annual meeting to which this proxy statement relates. Each current board member waived his right to receive the option to purchase 20,000 shares of Ravisent common stock. These directors do not receive any monetary compensation for their services, but are reimbursed for reasonable expenses relating to their service on the board of directors.

                               OTHER INFORMATION

  There are no family relationships among any of our directors or executive officers.

  Our Board of Directors recommends a vote "FOR" the election of the nominee named above.

                                PROPOSAL NO. 2

                         APPROVAL OF AMENDMENT TO THE
                           1999 STOCK INCENTIVE PLAN
                 RELATING TO AN INCREASE IN THE SHARE RESERVE

  You are being asked to approve an amendment to our 1999 Stock Incentive Plan, or the Plan, which will increase the number of shares of common stock reserved for issuance under the Plan by an additional 500,000 shares.

  Our board of directors adopted the amendment on May 2, 2000, subject to stockholder approval at this Meeting.

  Our board believes the amendment is necessary to assure that a sufficient reserve of common stock remains available for issuance under the Plan in order to allow us to continue to utilize equity incentives to attract and retain the services of key individuals essential to our long-term growth and financial success. We rely significantly on equity incentives in the form of stock option grants in order to attract and retain key employees and believe that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees. Option grants made to newly-hired or continuing employees will be based on both competitive market conditions and individual performance.

  The following is a summary of the principal features of the Plan, as most recently amended. If you wish to obtain a copy of the actual plan document, you may do so upon written request to our Chief Financial Officer at One Great Valley Parkway, Malvern, PA 19355.

Equity Incentive Programs

  The Plan consists of three (3) separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program and (iii) the Automatic Option Grant Program for non-employee board members. The principal features of each program are described below. The compensation committee of our board will have the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to our executive officers and non-employee board members and will also have the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, our board may at any time appoint a secondary committee of one or more board members to have separate but concurrent authority with the compensation committee to make option grants and stock issuances under those two programs to individuals other than our executive officers and non-employee board members.

  The term "Plan Administrator," as used in this summary, will mean the compensation committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the Plan. However, neither the compensation committee nor any secondary committee will exercise any administrative discretion under the Automatic Option Grant Program. All grants under those programs will be made in strict compliance with the express provisions of such programs.

Share Reserve

  At present, there is a total of 3,383,529 shares of common stock reserved in the aggregate for issuance over the term of the Plan. Such share reserve consists of (i) the 2,725,000 shares initially reserved for issuance under the Plan, plus (ii) the 158,529 share increase effected on January 3, 2000 pursuant to the automatic share increase provision plus (iii) the additional increase of 500,000 shares of common stock which forms part of this proposal. In addition, upon stockholder approval of Proposal 3 below, the number of shares of common stock reserved for issuance under the Plan will automatically increase on the first trading day of January each calendar year, beginning in calendar year 2001 by an amount equal to three percent (3%) of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 600,000 shares of common stock.

  No participant in the Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 700,000 shares of common stock in the aggregate per calendar year. Stockholder approval of this proposal will also constitute a reapproval of the 700,000-share limitation for purposes of Internal Revenue Code Section 162(m).

  The shares of common stock issuable under the Plan may be drawn from shares of authorized but unissued shares of such common stock or from shares of such common stock reacquired by us, including shares repurchased on the open market.

  In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without receipt of consideration, appropriate adjustments will be made to the securities issuable under the Plan (in the aggregate, annually and to each participant) and the securities and the exercise price per share in effect under each outstanding option.

Eligibility

  Officers and employees, non-employee board members and independent consultants in the service of the company or its parent and subsidiaries (whether now existing or subsequently established) will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee members of the board will also be eligible to participate in the Automatic Option Grant Program.

  As of April 28, 2000, six (6) executive officers, four (4) non-employee board members and approximately one-hundred and fifty (150) other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The four (4) non-employee board members were also eligible to participate in the Automatic Option Grant Program.

Valuation

  The fair market value per share of common stock on any relevant date under the Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq National Market. On April 28, 2000 the fair market value per share determined on such basis was $6 7/8.

Discretionary Option Grant Program

  The Plan Administrator will have complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

  Each granted option will have an exercise price per share no less than the fair market value of the option shares on the grant date unless otherwise determined by the Plan Administrator. No granted option will have a term in excess of ten (10) years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date.

  Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part.

Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

  In addition, the Plan Administrator is authorized to issue stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program which provide the holders with the right to surrender their options for an appreciation distribution from us. The amount of such distribution will be equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over
(ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of common stock. The Plan Administrator may also grant limited stock appreciation rights to our officers as part of their option grants that may be surrendered to us upon the successful completion of a hostile take-over. In return for the surrendered option, the officer will be entitled to a cash distribution from us in an amount per surrendered option share equal to the excess of (i) the take-over price per share over (ii) the exercise price payable for such share.

  The Plan Administrator also has the authority to effect the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant, in substitution therefor, new options covering the same or a different number of shares of common stock but with an exercise price per share based upon the fair market value of the option shares on the new grant date.

Stock Issuance Program

  Shares of common stock may be issued under the Stock Issuance Program at a price per share no less than fair market value unless otherwise determined by the Plan Administrator. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

Automatic Option Grant Program

  Under the Automatic Option Grant Program, eligible non-employee board members will receive a series of option grants over their period of board service. Each non-employee board member will, at the time of his or her initial election or appointment to the board, receive an option grant for 20,000 shares of common stock, provided such individual has not previously been in our employ. In addition, on the date of each Annual Stockholders Meeting, each individual who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 5,000 shares of common stock, provided he or she has served as a non-employee board member for at least six (6) months. There will be no limit on the number of such 5,000-share option grants any one eligible non-employee board member may receive over his or her period of continued board service, and non-employee board members who have previously been in our employ will be eligible to receive one or more such annual option grants over their period of board service.

  Stockholder approval of this proposal will also constitute pre-approval of each option granted under the Automatic Option Grant Program on or after the date of the Annual Stockholders Meeting and the subsequent exercise of that option in accordance with the terms of the program summarized below.

  Each automatic grant will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under such option will be subject to repurchase by the company, at the exercise price paid per share, should the optionee cease board service prior to vesting in those shares. The shares subject to each initial 20,000-share automatic option grant will vest in a series of four (4) successive equal annual installments upon the optionee's completion of each year of board service over the four (4)-year period measured from the grant date. The shares subject to each annual 5,000-share automatic grant will vest upon the optionee's completion of one (1)-year of board service measured from the grant date. However, the shares subject to each outstanding automatic option grant will immediately vest in full upon certain changes in control or ownership of the company or upon the optionee's death or disability while a board member. Following the optionee's cessation of board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of board service.

  Each option granted under the Automatic Option will include a limited stock appreciation right. Upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the outstanding voting securities or a change in a majority of the board as a result of one or more contested elections for board membership, each outstanding option under the Automatic Option Grant may be surrendered to us in return for a cash distribution. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under such option.

  Stockholder approval of this proposal will also constitute pre-approval of each limited stock appreciation right granted under the Automatic Option Grant and the subsequent exercise of that right in accordance with the foregoing terms.

General Provisions

 Acceleration

  In the event that we are acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not assumed or replaced by the successor corporation will automatically accelerate in full, and all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

  The Plan Administrator will have the authority under the Discretionary Option Grant Program to provide that options will vest immediately upon (i) an acquisition, whether or not the options are to be assumed, (ii) upon a change in control (whether effected through the successful completion of a tender offer for more than 50% of our outstanding voting stock or a change in the majority of the board effected through one or more contested elections for board membership) or (iii) a subsequent termination of the optionee's service within a designated period following an acquisition in which those options are assumed on a the change in control. The vesting of outstanding options under the Stock Issuance Program may be accelerated upon certain terms and conditions.

  The acceleration of vesting in the event of a change in the ownership or control of the company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the company.

 Financial Assistance

  The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

 Special Tax Election

  The Plan Administrator may provide one or more holders of non-statutory options or unvested share issuances under the Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

 Amendment and Termination

  The board may amend or modify the Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the board, the Plan will terminate on the earliest of (i) April 20, 2009, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the company.

Stock Awards

  The table below shows, as to our Chief Executive Officer ("CEO"), our four other most highly compensated executive officers (with base salary and bonus for the past fiscal year in excess of $100,000) and the other individuals and groups indicated, the number of shares of common stock subject to option grants made under the Plan from January 1, 1999 through April 28, 2000, together with the weighted average exercise price payable per share. We have not made any direct stock issuances to date under the Plan.

                              OPTION TRANSACTIONS

                                                                    Weighted
                                              Number of Shares      Average
                                                 Underlying      Exercise Price
             Name and Position               Options Granted (#) Per Share ($)
             -----------------               ------------------- --------------
Francis E.J. Wilde III......................       151,041           $10.15
 Chief Executive Officer, President, and
  Director
Jason C. Liu................................        33,874           $20.08
 Former Chief Financial Officer, Senior Vice
 President, Corporate Services and Secretary
Michael R. Harris...........................         1,041           $ 2.52
 Chief Technology Officer
Ned E. Barlas...............................        33,333           $10.20
 Chief Legal Officer, Vice President, and
  General Counsel
Sharon K. Taylor............................        52,457           $ 9.84
 Former Vice President, Product Management
Frederick J. Beste III......................            0*                0
 Director
Peter X. Blumenwitz.........................            0*                0
 Director
Walter L. Threadgill........................            0*                0
 Director
Paul A. Vais................................            0*                0
 Director
All current executive officers as a
 group(5)...................................       271,747           $28.10
All current non-employee directors as a
 group(4)...................................             0                0
All employees, including current officers
 who are not executive officers,
 as a group.................................       783,137           $13.13

--------
* The non-employee Directors have waived their initial automatic grant of 20,000 shares.

  As of April 28, 2000, 2,034,352 shares of common stock were subject to outstanding options under the Plan, out of the outstanding options, 292,331 shares of common stock had been issued under the Plan; and 1,349,177 shares of common stock remained available for future issuance, assuming stockholder approval of this proposal.

Federal Income Tax Consequences

 Option Grants

  Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

  Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

  Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

  If the optionee makes a disqualifying disposition of the purchased shares, then the company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, the company will not be entitled to any income tax deduction.

  Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

  If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

  The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the company in which such ordinary income is recognized by the optionee.

 Stock Appreciation Rights

  No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income.

  The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

 Direct Stock Issuances

  The tax principles applicable to direct stock issuances under the Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Deductibility of Executive Compensation

  We anticipate that any compensation deemed paid in connection with the disqualifying dispositions of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, all compensation deemed paid with respect to those options will remain deductible without limitation under Code Section 162(m).

Accounting Treatment

  Option grants under the Plan with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to our reported earnings. However, the fair value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose, in footnotes to our financial statements, the pro-forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

  Option grants or stock issuances made under the Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to us in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against our earnings over the period that the option shares or issued shares are to vest.

  On March 31, 1999, the Financial Accounting Standards board issued an exposure draft of a proposed interpretation of APB Opinion No. 25 governing the accounting principles applicable to equity incentive plans. Under the proposed interpretation, as subsequently modified on August 11, 1999, option grants made to non-employee consultants (but not non-employee board members) after December 15, 1998 will result in a direct charge to our reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final interpretation) and the vesting date of each installment of the option shares. In addition, if the proposed interpretation is adopted, any options which are repriced after December 15, 1998 will also trigger a direct charge to our reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the date the option is exercised for those shares.

  Should one or more individuals be granted tandem stock appreciation rights under the Plan, then such rights would result in a compensation expense to be charged against our reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

New Plan Benefits

  As of April 28, 2000, no stock options had been granted, and no shares of common stock had been issued, on the basis of the share increase which is the subject of this proposal.

Stockholder Approval

  The affirmative vote of at least a majority of the outstanding shares of common stock present in person or by proxy at the annual meeting and entitled to vote is required for approval of the amendment to the Plan. Should such stockholder approval not be obtained, then the 500,000-share increase to the share reserve under the Plan will not be implemented, any stock options granted under the Plan on the basis of this increase will immediately terminate without ever becoming exercisable for the shares of common stock subject to those options, and no additional options or stock issuances will be made on the basis of such increase. The Plan will, however, continue in effect, and option grants and direct stock issuances may continue to be made under the Plan until all the shares available for issuance under the Plan (including any share reserve increases on the basis of the one percent (1%) annual evergreen increases in effect under the Plan prior to the Plan amendment) has been issued pursuant to such option grants and direct stock issuances. Approval or disapproval of this proposal is independent of approval or disapproval of Proposal 3 and it is possible for either proposal or both proposals to be approved or disapproved at our annual meeting.

Recommendation of the Board of Directors

  Our Board of Directors recommends a vote "FOR" approval of this proposal.

                                PROPOSAL NO. 3

                         APPROVAL OF AMENDMENT TO THE
                           1999 STOCK INCENTIVE PLAN
              RELATING TO THE AUTOMATIC SHARE INCREASE PROVISION

  You are being asked to approve an amendment to the Plan which will increase the automatic share increase provision so that the number of shares of common stock available for issuance under the Plan will automatically increase on the first trading day in January each year, beginning with the 2001 calendar year from one percent (1%) to three percent (3%) of the shares of common stock outstanding on the last trading day of December of the immediately preceding calendar year, but in no event will any such annual increase exceed 600,000 shares of common stock.

  Our board of directors adopted the amendment on May 2, 2000, subject to stockholder approval at this Meeting.

  Our board believes the amendment is necessary to assure that a sufficient reserve of common stock remains available for issuance under the Plan in order to allow us to continue to utilize equity incentives to attract and retain the services of key individuals essential to our long-term growth and financial success. Our board also believes that, given the usual insistence by acquisition targets that we assume the target's outstanding options, the shares which would be added to the reserve on an annual basis under our current automatic share increase provision will be insufficient to allow us to proceed with the full range of potential acquisitions that the board would be inclined to pursue. Without an increase in this feature, our board believes that its ability to consummate strategic acquisitions on commercially reasonable terms, or at all, may be compromised.

  See the description set forth under Proposal 2 above for a summary of the principal features of the Plan, as most recently amended, including, among other things, a description of the equity incentive programs which are a part of the Plan, eligibility for each of these programs, valuation of stock and rights granted under the Plan, the federal income tax consequences and accounting treatment of options and other rights granted under the plan, a description of stock awards made under the Plan to directors, selected members of our senior management and certain other groups from January 1, 1999 through April 28, 2000 and other related information.

Share Reserve

  At present, there is a total of 3,383,529 shares of common stock reserved in the aggregate for issuance over the term of the Plan. Such share reserve consists of (i) the 2,725,000 shares initially reserved for issuance under the Plan, plus (ii) the 158,529 share increase effected on January 3, 2000 pursuant to the automatic share increase provision plus (iii) the additional increase of 500,000 shares of common stock which forms part of Proposal 2, described above. In addition, upon stockholder approval of this proposal, the number of shares of common stock reserved for issuance under the Plan will automatically increase on the first trading day of January each calendar year, beginning in calendar year 2001 by an amount equal to three percent (3%) of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 600,000 shares of common stock.

  No participant in the Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 700,000 shares of common stock in the aggregate per calendar year. Stockholder approval of this proposal will also constitute a reapproval of the 700,000-share limitation for purposes of Internal Revenue Code Section 162(m).

  The shares of common stock issuable under the Plan may be drawn from shares of authorized but unissued shares of such common stock or from shares of such common stock reacquired by us, including shares repurchased on the open market.

  In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without receipt of consideration, appropriate adjustments will be made to the securities issuable under the Plan (in the aggregate, annually and to each participant) and the securities and the exercise price per share in effect under each outstanding option.

New Plan Benefits

  As of April 28, 2000, no stock options had been granted, and no shares of common stock had been issued, on the basis of the share increase which is the subject of this proposal.

Stockholder Approval

  The affirmative vote of at least a majority of the outstanding shares of common stock present in person or by proxy at the annual meeting and entitled to vote is required for approval of the amendment to the Plan. Should such stockholder approval not be obtained, then the increase in the automatic share increase provision of the Plan will not be implemented. The Plan will, however, continue in effect, and option grants and direct stock issuances may continue to be made under the Plan until all the shares available for issuance under the Plan (including any share reserve increases on the basis of the one percent (1%) annual evergreen increases in effect under the Plan prior to the Plan amendment) has been issued pursuant to such option grants and direct stock issuances. Approval or disapproval of this proposal is independent of approval or disapproval of Proposal 2 and it is possible for either proposal or both proposals to be approved or disapproved at our annual meeting.

Recommendation of the Board of Directors

  Our Board of Directors recommenes a vote "FOR" approval of this proposal.

                                PROPOSAL NO. 4:

                    RATIFICATION OF APPOINTMENT OF AUDITORS

  KPMG LLP has been selected by our board of directors as our independent auditors for the year ending December 31, 2000. If ratification of this selection of auditors is not approved by a majority of the shares of common stock voting thereon, management will review our future selection of auditors.

  Representatives of KPMG LLP are expected to be present at our annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

  Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG LLP as our independent auditors for the current year.

Stockholder Approval

  The ratification of the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2000 requires the affirmative vote of the holders of a majority of the shares of our common stock present at our annual meeting in person or by proxy and entitled to vote.

  Our board of directors recommends a vote "FOR" ratification of the appointment of KPMG LLP as our independent auditors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of April 28, 2000, except as noted in the footnotes below by:

  . all persons who are beneficial owners of 5% or more of our common stock; each director;

  . our chief executive officer and the four other most highly compensated executive officers for the year ended December 31, 1999, whose salary and bonus exceeded $100,000; and

  .  all directors and executive officers as a group.

  . The number of shares beneficially owned and the percentage of shares beneficially owned prior to the offering are based on [16,191,022] shares outstanding as of April 28, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to such shares. All shares of common stock subject to options currently exercisable or exercisable within 60 days after April 28, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                        Number of Shares  Percent Beneficially
                                       Beneficially Owned        Owned
                                       ------------------ --------------------
Entities affiliated with Patricof &
 Co. Ventures, Inc.(1)................     1,955,191              11.9%
Essex Investment Management Compa-
 ny(2)................................     1,512,415               9.3%
Frank E.J. Wilde III(3)...............       323,662               1.9%
Sharon K. Taylor(4)...................        57,295                 *
Michael R. Harris(5)..................       521,292               3.9%
Jason C. Liu(6).......................       203,066               1.1%
Ned E. Barlas(7)......................        34,692                 *
Frederick J. Beste III(8).............       498,002               2.8%
Peter X. Blumenwitz(1)................     1,955,191              11.9%
Walter L. Threadgill(9)...............       364,646               2.2%
Paul A. Vais(1).......................     1,961,418              11.9%
All directors and executive officers
 as a group (9 persons)(10)...........     4,070,329                25%

--------
*  Less than 1%.

  Except as otherwise noted below, the address of each person listed on the table is c/o RAVISENT Technologies Inc., One Great Valley Parkway, Malvern, Pennsylvania, 19355.

(1) Principal Address is 445 Park Avenue, New York, NY 10022. Represents 187,657 shares of our common stock held by Coutts & Co. (Cayman) Ltd.; 362,521 shares of our common stock held by The P/A Fund III, L.P.; 602,410 shares of our common stock and warrants to purchase 245,181 shares of our common stock at an exercise price of $0.06 per share held by Apax Germany II L.P.; 20,332 shares of our common stock held by Patricof Private Investment Club, L.P.; and 313,086 shares of our common stock held by APA Excelsior IV, L.P. and 62,809 shares of our Common Stock held by APA Excelsior IV Partners III, L.P. Mr. Vais is a Vice President of Patricof Co. Ventures, Inc. and a director of RAVISENT. APA Excelsior IV Partners, L.P. is the general partner of Coutts & Co. (Cayman) Ltd., Patricof Private Investment Club, L.P. and APA Excelsior IV, L.P. APA Excelsior IV Partners, L.P. has one general partner, Patricof & Co. Managers, Inc. The sole shareholder of Patricof & Co. Managers, Inc. is Alan Patricof. APA Pennsylvania Partners III, L.P. is the general partner of The P/A Fund III, L.P. APA Pennsylvania Partners III, L.P. has one general partner, Patricof & Co. Managers, Inc. whose sole shareholder is Alan Patricof. Alan Patricof has sole voting and investment power over the shares held by Coutts & Co. (Cayman) Ltd., Patricof Private Investment Club, L.P., APA Excelsior IV, L.P. and The P/A Fund III, L.P. Apax Partners & Co. (Germany) II, Ltd. is the managing general partner of Apax Germany II L.P. Apax Partners & Co. (Germany) II, Ltd. has six directors: Alan Patricof, Maurice Tchenio, Richard Rich, Ronald Cohen, Patrick de Giovanni and Adrian Beecroft. Each of these directors shares voting and investment power over the shares held by Apax Germany II L.P. Mr. Vais disclaims beneficial ownership of all of our shares, except to the extent of his pecuniary interest in Patricof Private Investment Club, L.P. Mr. Blumenwitz is an Assistant Director of Apax Partners & Co. Beteilgungsberatung A.G. and a director of RAVISENT. Mr. Blumenwitz disclaims beneficial ownership of all of our shares, except to the extent of his pecuniary interest in Apax Germany II L.P. Mr. Vais disclaims beneficial ownership of all of our shares, except to the extent of his pecuniary interest in Patricof Private Investment Club, L.P.

(2) Principal address is 125 High Street, Boston, Massachusetts, 02110. Pursuant to a Schedule 13G, dated December 7, 1999, filed with the Securities and Exchange Commission, Essex Investment Management Company reported that as of January 6, 2000, it had sole voting power over 933,225 shares and sole dispositive power over all 1,512,915 shares.

(3) Includes 322,683 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2000.

(4) Includes 55,993 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2000.

(5) Includes 239,811 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2000.

(6) Includes 128,872 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2000.

(7) Includes 33,333 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2000.

(8) Principal address is 125 Goodman Drive, Bethlehem, PA 18015. Includes 450,005 shares of our Common Stock held by NEPA Venture Fund II, L.P. NEPA Venture Fund, II, L.P. has one general partner, NEPA II Management Partners L.P., that has three officers: Frederick Beste, Glen Bressner and Marc Benson. Each of these officers shares voting and investment power over the shares held by NEPA Venture Fund. Mr. Beste disclaims beneficial ownership of all RAVISENT shares except to the extent of his pecuniary interest in NEPA Venture Fund II, L.P.

(9) Principal Address is 3101 South Street N.W., Washington, D.C. 20007. Includes 349,946 shares of our common stock held by Atlantic Coastal Ventures, L.P. Mr. Threadgill is a General Partner of Atlantic Coastal Ventures, L.P. and a director of RAVISENT. Mr. Threadgill shares voting and investment power with Donald F. Greene, a General Partner of Atlantic Coastal Ventures, L.P. over the shares held by Atlantic Coastal Ventures. Mr. Threadgill disclaims beneficial ownership of all of our shares, except to the extent of his pecuniary interest in Atlantic Coastal Ventures, L.P.

(10) Includes 886,955 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2000.

                              EXECUTIVE OFFICERS

  The following table sets forth certain information regarding our executive officers as of May 15, 2000:

           Name           Age                                Position
           ----           ---                                --------
 Francis E.J. Wilde III.. 48    President, Chief Executive Officer and Director

 Thomas J. Fogarty....... 37    Sr. Vice President, Corporate Services and Chief Financial Officer
                                (beginning on May 11, 2000)

 Michael R. Harris....... 31    Sr. Vice President and Chief Technology Officer

 Alan L. McCann.......... 36    Sr. Vice President and General Manager, Personal Computer Division

 Gregory T. Quinn........       Sr. Vice President and General Manager, Internet Appliance Division

 Ned E. Barlas........... 36    Vice President, Chief Legal Officer and Secretary

  Francis E.J. Wilde III. Mr. Wilde joined us in August 1997 as a director and as President. In April 1998, Mr. Wilde was appointed Chief Executive Officer. Prior to joining us, from March 1995 to August 1997, Mr. Wilde served as Vice President of Academic Systems Corporation, an instructional software company. From January 1994 to March 1995, Mr. Wilde served as the Senior Vice President of Summa Graphics Corporation, a computer-aided design graphics peripherals company. From January 1993 to December 1993, Mr. Wilde served as the Chief Executive Officer of Collaborative Technology Corporation, an electronic meeting software company. Mr. Wilde holds a B.A. in Business Administration from Seton Hall University.

  Thomas J. Fogarty. Mr. Fogarty is expected to join us on May 11, 2000 as Senior Vice President, Corporate Services and Chief Financial Officer. Prior to joining us, from September 1999 to May 2000, Mr. Fogarty served as Senior Vice President and Chief Financial Officer of DecisionOne Corporation, the largest independent provider of multivendor computer maintenance and technology support services in North America. From January 1998 to August 1999, Mr. Fogarty served as Vice President and Treasurer of DecisionOne. From

October 1995 to December 1997, Mr. Fogarty served as Treasurer of DecisionOne. From 1984 to December 1994 he served in various management and staff positions in the accounting and finance departments of Bell Atlantic Business Systems Services, Inc., and its predecessor Sorbus, Inc. including Acting Chief Financial Officer and was Treasurer at the time Bell Atlantic Business System Services merged with Decision Servcom to become DecisionOne. Mr. Fogarty holds both a B.B.A. in Accounting and an M.B.A. from the Wharton School at the University of Pennsylvania.

  Michael R. Harris. Mr. Harris is one of our co-founders. From May 1994 to September 1995, he served as our Vice President of Engineering. In September 1995, he became Vice President of Technology and in September 1998, he became the Chief Technology Officer. Prior to becoming one of our co-founders, from January 1993 to May 1994, Mr. Harris served as Chief Executive Officer and founder of Checkmate Technologies, a multimedia design consulting firm. Mr. Harris holds a B.S. in Computer and Electrical Engineering from Purdue University.

  Alan L. McCann. Mr. McCann joined us in November 1999 as Senior Vice President and General Manager, Personal Computing Division. Prior to joining us, from May 1997 to November 1999, Mr. McCann served as Senior Director of Marketing for the Board Division of ATI Technologies Inc, a personal computer graphics company. From October 1995 to May 1997, Mr. McCann served as Director of Marketing and General Manager for QMS Canada Inc., a digital printing company. From 1987 to October 1995, Mr. McCann served in various sales and marketing roles for Xerox Canada Inc., a digital business products and services company. Mr. McCann holds a B.A.Sc. in Computer/Electrical Engineering from the University of Waterloo, Waterloo, Canada, and an M.B.A. from York University, Toronto, Canada.

  Gregory T. Quinn. Mr. Quinn joined us in September 1999 as Vice President of Sales and Marketing. In November 1999, he became the Vice President and General Manager, Internet Appliance Division. Mr. Quinn was promoted in April 2000 to Senior Vice President and General Manager, Internet Appliance Division. Prior to joining us, from March of 1999 to September of 1999, Mr. Quinn served as Vice President of Sales for SCM Corporation. From January 1998 to March 1999, Mr. Quinn served as Vice President of Cybersource Corporation, an eCommerce infrastructure provider. From January 1994 to January 1998, Mr. Quinn held several executive positions including Vice President and General Manager of European Channel Operations for Unysis Corporation. Mr. Quinn has a B.S. from Louisiana Tech University in Marketing and Management.

  Ned E. Barlas. Mr. Barlas joined us in June 1999 as Vice President and Chief Legal Officer, and in May 2000 became Secretary. Prior to joining us, from March 1994 to June 1999, Mr. Barlas was an attorney associated with Panitch Schwarze Jacobs & Nadel, P.C., a law firm specializing in intellectual property matters based in Philadelphia. From October 1990 to February 1994, Mr. Barlas was a corporate attorney associated with Blank, Rome, Comisky & McCauley, a general practice law firm based in Philadelphia. Mr. Barlas holds a B.A. in Economics from Swarthmore College and a J.D. from the University of Pennsylvania Law School.

  Our officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified.

                            EXECUTIVE COMPENSATION

  The following table sets forth compensation information with respect to the compensation received for services rendered to us by our current chief executive officer and each of the four other most highly compensated executive officers for the year ended December 31, 1999, whose salary and bonus exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                       Long-Term
                                                      Compensation
                                 Annual                Securities
                                 Salary  Compensation  Underlying   All Other
  Name and Principal Position     ($)     Bonus ($)     Options    Compensation
  ---------------------------   -------- ------------ ------------ ------------
Francis E.J. Wilde III......... $175,000   $103,750     151,041           --
 Chief Executive Officer,
 President and Director

Jason C. Liu(2)................  130,209     31,875      34,375           --
 Former Chief Financial
 Officer, Senior Vice
 President, Corporate Services
 and Secretary

Michael R. Harris..............  125,000     28,750       1,041      60,000(1)
 Chief Technology Officer

Sharon Taylor(3)...............  119,375     29,125      52,456           --
 Former Vice President, Product
 Management

Ned E. Barlas..................   70,319      7,813                       --
 Chief Legal Officer, Vice
 President and General Counsel

--------
(1) Pursuant to an agreement with Mr. Harris, upon the consummation of our initial public offering, we forgave outstanding indebtedness owed by Mr. Harris to the company in the amount of ($60,000).
(2)Mr. Liu resigned in May 2000.
(3)Ms. Taylor resigned in February 2000.

                       OPTION GRANTS IN FISCAL YEAR 1999

  The following table sets forth option grants for the year ended December 31, 1999 to our chief executive officer and each of the four other most highly compensated executive officers for the year ended December 31, 1999, whose salary and bonus exceeded $100,000.

                                                                                 Potential
                                                                                Realizable
                                                                                Value Using
                                                                              Assumed Annual
                                                                              Rates of Stock
                                                                                   Price
                                                                               Appreciation
                                                                                for Option
                                           Individual Grants                      Term(3)
                          --------------------------------------------------- ---------------
                           Number of
                          Securities   Percent of Total  Exercise
                          Underlying  Options Granted to   Price
                            Options      Employees in    Per-Share Expiration
          Name            Granted (#) Fiscal 1999 (%)(1)  ($)(2)    Date(2)     5%      10%
          ----            ----------- ------------------ --------- ---------- ------- -------
Francis E.J. Wilde III..      1,041          0.07%          2.52    02/01/03      565   1,217
                            150,000          9.84          10.20    06/10/03  329,725 710,073
Jason C. Liu............      1,041          0.07           2.52    02/01/03      565   1,217
                             21,334          1.40          10.20    06/10/03   46,896 100,991
                             12,000          0.79          38.75    10/15/03  100,210 215,807
Michael R. Harris.......      1,041          0.07           2.52    02/01/03      565   1,217
Ned E. Barlas...........     33,333          0.03          10.20    06/10/03   70,333  91,666
Sharon K. Taylor........      2,457          0.16           2.52    02/01/03    1,334   2,874
                             49,999          3.28          10.20    06/10/03  109,906 236,686

--------
(1) Based on an aggregate of 1,524,113 options granted to employees, consultants and directors during the year ended December 31, 1999.
(2) The exercise price may be paid in cash, with shares of common stock or through a cashless exercise price. All options become exercisable over a four-year period, with 25% of the shares vesting on the one year anniversary of the grant date and the remainder vesting in 36 equal monthly installments. To the extent not already exercisable, all of these options will become exercisable in the event we are acquired.
(3) The potential realizable value is calculated based on the term of the option at its time of grant, which is five years. It is calculated assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Compensation committee of our board of directors sets the compensation of our chief executive officer, reviews the design, administration and effectiveness of compensation programs for other key executives and approves stock option grants for all executive officers. The committee is composed entirely of outside directors.

Compensation Philosophy and Objectives

  We operate in the extremely competitive and rapidly changing high technology industry. The committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of designated financial targets, individual contribution, customer satisfaction and financial performance relative to that of our competitors. Within this overall philosophy, the committee's objectives are to:

  . Offer a total compensation program that takes into consideration the compensation practices of a group of specifically identified peer companies and other selected companies with which we compete for executive talent.

  . Provide annual variable incentive awards that take into account our overall financial performance in terms of designated corporate objectives and the relative performance of the peer companies as well as individual contributions.

  . Align the financial interests of executive officers with those of stockholders by providing significant equity-based, long-term incentives.

Compensation Components and Process

  The three major components of our executive officer compensation are: (i) base salary, (ii) variable incentive awards and (iii) long-term, equity-based incentive awards. The committee determines the compensation levels for the executive officers with the assistance of our Human Resources Department, which works with an independent consulting firm that furnishes the committee with executive compensation data drawn from a nationally recognized survey of similarly sized technology companies that have been identified as the peer companies. The positions of our chief executive officer and executive officers were compared with those of their counterparts at the peer companies, and the market compensation levels for comparable positions were examined to determine base salary, target incentives and total cash compensation. In addition, the practices of the peer companies concerning stock option grants were reviewed and compared.

  Base Salary. The base salary for each executive officer is determined at levels considered appropriate for comparable positions at the peer companies. Our policy is to target base salary levels between the 50th and 75th percentile of compensation practices at the peer companies.

  Variable Incentive Awards. To reinforce the attainment of our goals, the committee believes that a portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive pool for executive officers is determined on the basis of our achievement of the financial performance targets established at the beginning of the fiscal year and also includes a range for the executive's contribution and a strategic component tied to our performance relative to a select group of competitors. The incentive plan sets a threshold level of performance based on revenue that must be attained before any incentives are awarded. Once the fiscal year's threshold is reached, specific formulas are in place to calculate the actual incentive payment for each officer. A target is set for each executive officer based on targets for comparable positions at the peer companies and is stated in terms of an escalating percentage of the officer's base salary for the year. In fiscal 1999, we achieved our corporate performance targets as well as the strategic target tied to revenue performance relative to the selected competitor group. Awards paid reflected those results plus individual accomplishments of both corporate and functional objectives and a component based upon customer satisfaction.

  Long-Term, Equity-Based Incentive Awards. The goal of our long-term, equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage us from the perspective of an owner with an equity stake in the business. The committee determines the size of long-term, equity-based incentives according to each executive's position and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the committee takes into account an individual's recent performance, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions with the peer companies and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals at the committee's discretion. During fiscal 1999, the committee made option grants to Messrs. Wilde, Liu, Harris and Barlas and Ms. Taylor under our 1999 Plan. Each grant allows the officer to acquire shares of our common stock at a fixed price per share (the market price on the grant date) over a specified period of time. Options granted to this group of individuals in April 1999 and later vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with us. Accordingly, the option grants will provide a return only if the officer remains with us and only if the market price appreciates over the option term.

  CEO Compensation. The annual base salary for Mr. Wilde was established by committee on Jan 1, 1999. The committee's decision was based on both Mr. Wilde's performance of his duties and the salary levels paid to chief executive officers of the peer companies. Mr. Wilde's 1999 fiscal year incentive compensation was based on the actual financial performance of the Company in achieving designated corporate objectives and attaining a strategic revenue objective. Mr. Wilde's incentive compensation was based on the incentive plan used for all executive officers and provided no dollar guarantees. The option grant made to Mr. Wilde during the 1999 fiscal year was awarded within substantially the same timeframe the committee granted stock options to other employees under our broad-based stock option program. The option grant made to Mr. Wilde was based upon his performance and leadership with us and placed a significant portion of his total compensation at risk, since the value of the option grant depends upon the appreciation of our common stock over the option term.

Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to our executive officers for the 1999 fiscal year did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non- 1999 Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1 million limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

Other Elements of Executive Compensation

  Executives are eligible for corporation-wide medical and dental benefits and participation in a 401(k) plan under which we currently provide no matching contributions. In addition, executives participate in a corporation-wide short and long-term disability insurance program and a group term life insurance program.

  It is the opinion of the committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term.

                                          Submitted by the Compensation
                                          Committee of our Board of Directors

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

  The compensation committee of our board of directors was formed in April 1999, and the current members of the compensation committee are Messrs. Frederick Beste and Paul Vais. Neither member of this committee was one of our officers or employees at any time during 1999.

           EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  In August 1997, we entered into an employment letter agreement with Mr. Wilde. The annual base salary for Mr. Wilde is $125,000 per annum. Under the employment letter agreement, we paid $25,000 to Mr. Wilde as a signing bonus and granted to Mr. Wilde a stock option to purchase 166,667 shares of our common stock at an exercise price of $6.00 per share. These stock options have fully vested. These stock options were regranted on September 23, 1998 at $2.52 per share. In addition, in the event of a sale of all of the assets or a merger in which we are not the surviving entity and in which we are valued at $80,000,000 or more, Mr. Wilde is entitled to the greater of 2.5% of the proceeds or $2,000,000 in cash.

  In November 1997, we entered into an employment agreement with Mr. Harris, in which we hired Mr. Harris as our Chief Technology Officer for a two year term at a base salary of $125,000 per year, an annual cash bonus of $35,000 and incentive stock options to purchase up to 4,167 shares of common stock in minimum blocks of 2,083 shares at an exercise price of $1.50 per share. His agreement was extended until December 31, 2000. In addition, if Mr. Harris is terminated for any reason other than gross malfeasance or gross nonfeasance, he will be paid his then-current salary for six additional months. Finally, if Mr. Harris is terminated, his options immediately vest.

  In November 1997, we entered into an employment agreement with Mr. Liu, in which we hired Mr. Liu as our Chief Financial Officer for a term of two years at a base salary of $125,000 per year plus an annual cash bonus of $35,000 and options to purchase up to 4,167 shares of common stock per year for significant performance and an additional 2,083 shares of common stock for exceptional performance. In addition, if Mr. Liu is terminated for any reason other than gross malfeasance or gross nonfeasance, he will be paid his then-current salary for six additional months. Mr. Liu will be paid this severance amount commencing with his termination in May 2000.

  In March 1999, we entered into an employment agreement with Ms. Taylor, in which we hired Ms. Taylor as our Vice President of Product Management for a two year term at a base salary of $125,000 per year, an annual cash bonus of $25,000 for significant performance and an additional $12,500 for exceptional performance and a secondary residence allowance of $920 per month. Pursuant to the agreement, if we terminate Ms. Taylor for any reason other than gross misfeasance or gross nonfeasance or if Ms. Taylor resigns, Ms. Taylor will be paid her then-current salary and her options will continue to vest for six months from the date of termination. Ms. Taylor was terminated in February 2000 and will receive the severance amount discussed above until August 2000.

  In June 1999, we entered into an employment agreement with Mr. Barlas, in which we hired Mr. Barlas as our Chief Legal Officer, Vice President and General Counsel for a two year term at a base salary of $125,000 per year, an annual cash bonus of $25,000 for significant performance and an additional $12,500 for exceptional performance, options to purchase up to 33,333 shares of common stock at an exercise price of $10.20 per share and an automobile allowance of $500 per month. Pursuant to the agreement, if we terminate Mr. Barlas for any reason other than gross misfeasance or gross nonfeasance or if Mr. Barlas terminates his employment with us following a breach by us of a material term of the agreement which is not cured within 30 days, Mr. Barlas will be paid his then-current salary until the earlier of six months from the date of termination or the date on which he commences employment of a comparable nature, prestige and salary with another company.

  See "Proposal No. 2: Approval Of Amendment to the 1999 Stock Incentive Plan--Change in Control."

                               PERFORMANCE GRAPH

  The following graph shows comparison of the cumulative total stockholder return on our common stock with that of the Nasdaq Stock Market (U.S.) Index and the stocks included in the Standard and Poor's Computers (software and services) index, for the period beginning July 15, 1999, the day our common stock began trading, through December 31, 1999. The comparison for each of the periods assumes that $100 was invested on July 15, 2000 in our Common Stock, the stocks included in the Nasdaq Stock Market (U.S.) Index and the stocks included in the Standard and Poor's Computer (Software & Services) company index. These indices, which reflect formulas for dividend reinvestment and weighing of individual stocks, do not necessarily reflect returns that could be achieved by individual investor.

                                   [GRAPH]
                COMPARISON OF 5 MONTH CUMULATIVE TOTAL RETURN*
                      AMONG RAVISENT TECHNOLOGIES INC.,
                    THE NASDAQ STOCK MARKET (U.S.) INDEX
               AND THE S&P COMPUTERS (SOFTWARE & SERVICES)INDEX
                                             Cumulative Total Return
                                             -----------------------
                                               7/16/99    12/31/99
RAVISENT TECHNOLOGIES, INC.                     100.00     320.32
NASDAQ STOCK MARKET (U.S.)                      100.00     150.90
S&P COMPUTERS (SOFTWARE & SERVICES)             100.00     143.93

* $100 INVESTED ON 7/16/99 IN STOCK OR ON 6/30/99 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.

FISCAL YEAR ENDING DECEMBER 31.

  Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or graph be incorporated by reference into any future filings.

                             CERTAIN TRANSACTIONS

  In April 1999, we entered into a letter agreement with Gregg W. Garnick, one of our directors at the time, pursuant to which Mr. Garnick resigned as a director and agreed to enter into a consulting agreement to perform marketing and other special projects for a term expiring on February 21, 2000, seven months following the closing of our initial public offering. In addition, we accelerated 2,635 of Mr. Garnick's unvested options.

  During 1999, we granted additional options and issued common stock to certain of our executive officers and directors. See "Management--Director Compensation," and "Executive Compensation."

  During 1999, we entered into an indemnification agreement with each of our executive officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  On November 15, 1999, we loaned Alan McCann the sum of $288,808. Mr. McCann executed a Promissory Note, whereby he will repay the amount of the loan plus interest of eight percent (8%) in twenty-four equal installments of $12,996. Additionally on November 29, 1999, we loaned Mr. McCann $200,000. Mr. McCann executed a Promissory Note whereby he agreed to repay the loan amount by April 30, 2000. These loans were made to assist Mr. McCann in selling his home and relocating his family in contemplation of employment with RAVISENT.

  During 1999, we entered into non-competition and confidentiality agreements with executive officers who began employment with us in 1999, including Messrs. Barlas, McCann and Quinn.

  We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or 5% stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             STOCKHOLDER PROPOSALS

  To be included in the proxy statement and form of proxy relating to our annual meeting to be held in 2001, a stockholder proposal must be received by Ned E. Barlas, Chief Legal Officer, Vice President and General Counsel and Secretary, RAVISENT Technologies Inc., One Great Valley Parkway, Malvern, Pennsylvania 19355 no later than February 1, 2001. In addition, the proxy solicited by the Board of Directors for the 2001 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at the meeting unless we receive notice of such proposal not later than February 1, 2001.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Our directors and executive officers and 5% or greater stockholders ("Significant Stockholders") must file reports with the Securities and Exchange Commission indicating the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and written representations from the persons required to file them, we believe each of our directors, executive officers and significant stockholders filed all the required reports during 1999, except for two Form 5s that were filed late by Jason C. Liu and Alan L. McCann, respectively and a Form 13G that was filed late by NEPA Venture Fund II, L.P. To our knowledge, during 1999, no other person subject to the reporting requirement of Section 16(a) failed to file or was delinquent in filing a required report.

                                 OTHER MATTERS

  Our board of directors knows of no other business that will be presented to our annual meeting. If any other business is properly brought before our annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the recommendation of the Board of Directors. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

  It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

  A copy of our annual report for the 1999 Fiscal Year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

  We have filed an Annual Report on Form 10-K for the year ended December 31, 1999 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Form 10-K by writing to Thomas J. Fogarty, Sr. Vice President, Corporate Services and Chief Financial Officer, RAVISENT Technologies Inc., One Great Valley Parkway, Malvern, Pennsylvania 19355. Our Form 10-K is also available through our website at www.ravisent.com.


                                          By Order of the Board of Directors,

                                                   /s/ Ned E. Barlas
                                          By: _________________________________
                                                       Ned E. Barlas
                                                         Secretary

Dated: May 15, 2000
Malvern, Pennsylvania

                           RAVISENT TECHNOLOGIES INC.
                                      PROXY

                  Annual Meeting of Stockholders, June 16, 2000

         This Proxy is Solicited on Behalf of the Board of Directors of
                           RAVISENT TECHNOLOGIES INC.

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 16, 2000 and the proxy statement and appoints Thomas J. Fogerty and Ned E. Barlas, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of RAVISENT Technologies Inc. (the "Company") that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the annual meeting of stockholders of the Company to be held at The Desmond Great Valley Hotel and Conference Center, One Liberty Blvd., Malvern, PA 19355 on Friday, June 16, 2000 at 8:30 a.m. Eastern Standard Time and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

        1.          To elect a director to serve for a three-year term ending in the year 2003 or until a successor is duly elected and qualified;

                                                                              WITHHOLD
                                                                              AUTHORITY
                                                       FOR                    TO VOTE
                    Frederick J. Beste III
                                                       ---------------------  ---------------

        2.          FOR        AGAINST     ABSTAIN     To approve an amendment to the Company's 1999 Stock Incentive Plan (the "1999
                                                       Plan") to increase the number of shares authorized for issuance over the term of the 1999 Plan (prior to any annual automatic increase) by an additional
                                                       500,000______ shares.

        3.          FOR        AGAINST     ABSTAIN     To approve an amendment to the 1999 Plan to increase the amount by which the share reserve under the 1999 Plan automatically increases at the beginning of each year from one percent (1%) of the total number of shares of outstanding capital stock of the Company on the last trading day of each year
                                                       ("Outstanding Shares") to three percent (3%) of the Outstanding Shares.

        4.          FOR        AGAINST     ABSTAIN     To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

        5.                                             In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

         The Board of Directors recommends a vote IN FAVOR OF the director listed above and a vote IN FAVOR OF each of the listed proposals. This proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted IN FAVOR OF the election of the director listed above and IN FAVOR OF the other proposals.

Please print the name(s) appearing on each
share certificate(s) over which you have
voting authority:
                                           -------------------------------------------------------------------------------
                                                                 (Print name(s) on certificate)
Please sign your name:                                                                  Date:
                       --------------------------------------------------------               --------------------------------------
                           (Authorized Signature(s))